Exhibit 24(b)(8.45)
SERVICE AGREEMENT

This Agreement is entered into as of August 1, 2002 among, ING Life Insurance and Annuity
Company, ("ING Life"), a Connecticut corporation, ING Financial Advisers, LLC, a Delaware limited liability company ("ING Financial") (collectively the "Service Provider"), Dodge & Cox, a California corporation ("Dodge & Cox"), and Boston Financial Data Services Inc" a
Massachusetts corporation ("Transfer Agent").

Service Provider provides certain administrative services which may include, but are not limited to, the following:

  recordkeeping, reporting and processing services
  purchase, redemption and exchange of Fund shares
  crediting of Fund distributions
  maintenance of Participants' Fund information such as share balance(s), dividend information and transaction history sending of confirmations, statements, prospectuses and other materials as may be required by applicable law or regulation tax reporting to participants
  employee communication/education

(the "Administrative Services") to one or more employee benefit plan plans established pursuant to Section 401 or 457 of the Internal Revenue Code of 1986, as amended ("Code"), custodial accounts under Section 403(b)(7) or 408 of the Code, and certain nonqualified deferred compensation arrangements (collectively, the "Plan(s)"). Administrative Services for the Plan(s)
include processing and transfer arrangements for the investment and reinvestment of Plan assets in investments specified by an investment adviser, sponsor or administrative committee of the
Plan(s) (a "Plan Representative") generally upon the direction of Plan beneficiaries (the
"Participants"). The Administrative Services are provided by Service Provider under service agreements with the Plan(s).

Dodge & Cox serves as investment adviser to the open-end management investment companies identified on Schedule A attached hereto (collectively, the "Funds" and individually, a "Fund"). Schedule A may from time to time be updated to include new Funds or reflect Fund name changes upon written notice from Dodge & Cox to Service Provider and Transfer Agent without the need for a formal amendment to this Agreement so long as they do not object to such notification within a reasonable period of time after its receipt. Each Fund is registered with the
Securities and Exchange Commission under the Investment Company Act of 1940, as amended
(the "Company Act"). Dodge & Cox does not serve as an investment adviser to the Plan(s).

Transfer Agent serves as transfer agent to each of the Funds.

Service Provider and Dodge & Cox desire to facilitate the purchase and redemption of shares of the Funds (the "Shares") on behalf of the Plan(s) and Participants through a single omnibus account for each of the Funds held in the name of a Nominee on behalf of the Plans
(individually an "Account," and collectively the "Accounts") subject to the terms and conditions of this Agreement.

Dodge&Cox Selling Agr.doc

Accordingly, the parties hereto agree as follows:

1. Procedures. The operating procedures (the "Procedures") governing the responsibilities of the parties under this Agreement are set forth in Schedule B which is attached hereto and specifically made a part of this Agreement. The Procedures shall be in accordance with the terms of each Fund's prospectus, the requirements of the Company Act and the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and all other applicable laws and regulations.

2. Maintenance of Records.

     (a) Each party shall maintain and preserve all records it is required by law to maintain and preserve in connection with the matters contemplated by this Agreement.

(b) Subject to any applicable confidentiality obligations, each party hereby agrees to make available copies of all records such party is required to maintain hereunder that are reasonably requested by any other party to ensure compliance with applicable law. Such copies shall be furnished at the expense of the requesting party.

3. Compliance with Laws. At all times during the term of this Agreement, each party shall comply with all applicable laws, rules and regulations.

4. Operation of the Funds. In no way shall the provisions of this Agreement limit the authority of the Funds or Dodge & Cox to take such lawful action as they may deem appropriate or advisable in connection with all matters relating to the operation of the Funds and the sale of their Shares.

5. Representations with respect to the Funds. Service Provider and its agents shall not make representations concerning any Fund or its Shares except in strict accordance with the information contained in: (a) the Fund's then current prospectus, (b) current sales literature respecting the Fund furnished by Dodge & Cox to Service Provider, or (c) current sales literature created respecting the Fund by Service Provider and, except for any material that simply lists the
Funds' names, is submitted to and approved by Dodge & Cox in writing in advance of its first distribution or use. Dodge & Cox agrees to approve or disapprove such sales literature within five (5) days after submission of such materials by Service Provider. Dodge & Cox also agrees to provide to Service Provider via Excel spreadsheet diskette format or in electronic transmission to Service Provider at least quarterly portfolio information necessary to update Fund profiles within twelve (12) business days following the end of each quarter.

6. Expenses.

     (a) Except as otherwise provided in this Agreement, each party shall bear all expenses incidental to the performance of its obligations under this Agreement.

(b) Dodge & Cox shall distribute, or cause to be distributed, to Service Provider

Fund prospectuses, any Fund proxy solicitation materials, periodic reports to Fund shareholders and other materials that the Funds may be required by law to distribute to the Planes) as shareholders of the Funds. If Service Provider does not meet the Administrative Fee

Threshold defined in Section 10 below, Dodge & Cox agrees to reimburse Service Provider for the cost of distributing such items. Dodge & Cox agrees to reimburse Service Provider for any costs Service Provider incurs in connection with proxies for the Funds, including proxy preparation, programming for tabulation and necessary materials (including postage).

7. Relationship of Parties. Except to the limited extent provided in Paragraph 2(c) of the Procedures, it is understood and agreed that all services performed hereunder by Service
Provider shall be as an independent contractor and not as an employee or agent of Dodge & Cox or any Fund, and none of the parties shall hold itself out as an agent of any other party with the authority to bind such other party.

8. Use of Names. Except as otherwise expressly provided herein or in the case of enrollment materials that simply list the Funds' names, neither party shall use, nor shall it allow its employees or agents to use, the name, logo, trademarks or servicemarks of the other party for advertising, trade, or other commercial or noncommercial purposes without their express prior written consent.

9. Insurance and Bonding. Dodge & Cox and Service Provider agree to maintain errors and omissions (or equivalent) insurance coverage. Upon the request of Dodge & Cox,
Service Provider shall furnish to Dodge & Cox a certificate of insurance evidencing such coverage, Each of the parties shall maintain fidelity bond coverage for its employees and authorized agents in such amounts as may be required by applicable law.

10. Fees. The provision of this Section 10 shall become effective on the first day of the calendar month following the date on which the aggregate investment in Shares by all Plans contemplated herein equals $5 million ("Administrative Fee Threshold").

(a) In consideration of Service Provider's performance of its obligations hereunder, Dodge & Cox agrees to pay Service Provider, out of Dodge & Cox's own resources, the fees described in Schedule C attached hereto (the "Administrative Fees").

(b) The parties agree that the Administrative Fees are for Administrative
Services only and do not constitute payment in any manner for investment advisory or distribution services.

(c) The Administrative Fees will be calculated by Dodge & Cox at the end of each calendar quarter based on assets invested in the Accounts by the Plans, and Dodge & Cox will make payment thereof to the Service Provider within 30 days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to Service Provider for the quarter and such other supporting data as may reasonably be requested by Service Provider. Upon request, but not more than quarterly, Service Provider will provide to Dodge & Cox information showing the number of shares or market value of each Plan invested in the Funds.

11. Termination. This Agreement may be terminated by any party at any time upon at least sixty (60) days' prior written notice to the other parties. Termination shall not affect the
Funds' respective obligations to continue to maintain the Account as an investment option for
Plans electing to invest in the Funds prior to the termination of this Agreement. After termination of this Agreement, no Administrative Fee shall be due with respect to any Shares that are purchased or held by the Plan(s) after the date of termination. Notwithstanding the foregoing, any party may terminate this Agreement immediately upon written notice to such party of the institution of formal proceedings against any other party with respect to the arrangements documented herein by the Securities and Exchange Commission or any other regulatory body.

12. Indemnification.

(a) Service Provider agrees to indemnify and hold harmless Transfer Agent,
Dodge & Cox, the Funds, the Funds' administrators, and each of their respective affiliates, directors, trustees, officers, employees, agents and each person, if any, who controls them within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), against any losses, claims, damages, settlements, liabilities or expenses (including, without limitation, reasonable attorneys' fees and expenses whether or not involving a third party) (collectively, "Claims") to the extent any such Claim arises out of or is based upon (i) the provision of Administrative
Services by Service Provider, (ii) Service Provider's negligence, bad faith, or willful misconduct in performing its obligations hereunder, (iii) any breach by Service Provider of any material provision of this Agreement, or (iv) any breach by Service Provider of a representation, warranty or covenant made in this Agreement; and Service Provider shall reimburse the persons indemnified hereunder for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending such Claim. This indemnity agreement shall be in addition to any liability which Service Provider may otherwise incur.

(b) Dodge & Cox agrees to indemnify and hold harmless Transfer Agent,
Service Provider, and the Funds, and each of their respective affiliates, directors, trustees, officers, employees, agents and each person, if any, who controls them within the meaning of the
Securities Act against any Claims to the extent any such Claim arises out of or is based upon (i)
any breach by Dodge & Cox of any material provision of this Agreement, (ii) Dodge & Cox's negligence, bad faith, or willful misconduct in carrying out its duties and responsibilities under this Agreement, or (iii) any breach by Dodge & Cox of a representation, warranty or covenant made in this Agreement; and Dodge & Cox shall reimburse the persons indemnified hereunder for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending such Claim.

(c) Transfer Agent agrees to indemnify and hold harmless Service Provider,
Dodge & Cox, and the Funds, and each of their respective affiliates, directors, officers, trustees, employees, agents and each person, if any, who controls them within the meaning of the
Securities Act against any Claims to the extent any such Claim arises out of or is based upon (i)
any breach by Transfer Agent of any material provision of this Agreement, (ii) Transfer Agent's negligence, bad faith or willful misconduct in carrying out its duties and responsibilities under this Agreement, or (iii) any breach by Transfer Agent of a representation, warranty or covenant made in this Agreement; and Transfer Agent shall reimburse the persons indemnified hereunder for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending such Claim.

(d) Upon the assertion of a Claim for which a party may be required to indemnify another party, the party seeking indemnification ("Indemnitee") shall promptly notify the indemnifying party ("Indemnitor") in writing of such assertion and of any relevant facts or background known by Indemnitee with respect to such Claim. Indemnitor shall elect whether to participate with Indemnitee in the defense of such Claim or to defend against such Claim in its own name, in the name of Indemnitees or in the name of the party against whom the Claim is made. If Indemnitor elects to defend and control the course of any defense, Indemnitee shall cooperate with Indemnitor in connection with such defense. If Indemnitor elects not to control the defense, Indemnitee shall have the right to select counsel of its choice and participate in such defense. In any event, Indemnitor shall not be responsible for any Claim settled or compromised, or for any confessions of judgment, without its prior written consent.

13. Notice. Each notice required by this Agreement shall be given in writing and delivered personally or mailed by certified mail or courier service to the other party at the following address or such other address as each party may give notice to the other:

If to Service Provider;

ING Life Insurance and Annuity Company/ING Financial Services, LLC
151 Farmington Avenue
Hartford, CT 06156
Phone: (860) 273-4686
Fax: (860) 273-0385
Attention: Julie E. Rockmore, Counsel

If to Dodge & Cox or any Fund:

Dodge & Cox
One Sansome Street, 35th Floor
San Francisco, CA 94104
Phone: (415) 274-9354
Fax: (415) 986-8126
E-Mail: mzb@dodgeandcox.com
Attn: Marian Z. Baldauf

If to Transfer Agent:

Boston Financial Data Services Inc.
Two Heritage Drive
Quincy, MA 02171
Phone: (617) 483-3301
Fax: (617) 483-2506
Attn: Carol Gilmartin

A notice given pursuant to this Section 13 shall be deemed given immediately when delivered personally, three (3) business days after the date of certified mailing, and one (1) business day after delivery by overnight courier service.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to agreements fully executed and to be performed therein.

15. Additional Representations, Warranties and Covenants.

(a) Each party represents, warrants and covenants that it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this
Agreement, and that it is free to enter into this Agreement and that by doing so it will not breach or otherwise impair any other agreement or understanding with any other person, corporation or other entity.

(b) Service Provider further represents, warrants, and covenants that:

(i) ING Financial is duly registered as a broker dealer with the SEC and a member in good standing of the NASD;

(ii) the arrangements provided for in this Agreement will be adequately disclosed to the Planes) through their representatives;

(iii) the receipt of the fees described in Section 10 hereof by Service
Provider will not constitute a non-exempt "prohibited transaction" as such term is defined in
Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Internal Revenue Code, as amended; and

(iv) the operation of the Agreement complies in all material respects with applicable laws and regulations.

(c) Transfer Agent further represents, warrants and covenants that it is duly registered as a transfer agent pursuant to Section 17A of the Exchange Act.

16. Complete Agreement. This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.

17. Modification. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only by a writing signed by each of the parties.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

19. Assignment. This Agreement shall not be assigned by a party, without the prior written consent of the other parties, except that a party may assign this Agreement to an affiliate having the same ultimate ownership and regulatory licenses or qualifications as the assigning party without such prior consent, but only upon at least 10 days' prior written notice to the other parties, and the assigning party shall, subsequent to any such assignment, promptly notify the other parties in writing.

20. Survival. The provisions of Sections 2, 8 and 12 shall survive termination of this
Agreement.

21. Confidentiality. The parties agree that all books, records, information and data pertaining to the business of another party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential and shall not be voluntarily disclosed to any other person, except as may be required by law.

22. Non-Exclusivity. Each of the parties acknowledges and agrees that this
Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first written above.

ING	LIFE INSURANCE AND ANNUITY
COMPANY

By:	/s/ Laurie M. Tillinghast
Name:	Laurie M. Tillinghast
Title:	Vice President

ING FINANCIAL ADVISERS, LLC

By:	/s/ Christina Lareau
Name:	Christina Lareau
Title:	Vice President

DODGE & COX

By:	/s/ Gregory R. Serrurier
Name:	Gregory R. Serrurier
Title:	Vice President

BOSTON FINANCIAL DATA SERVICES INC.

By:	/s/ Carol Gilmartin
Name:	Carol Gilmartin
Title:	Vice President

SCHEDULE A

FUNDS:			TICKER SYMBOL	CUSIP
	(1)	Dodge & Cox Stock Fund	DODGX	256219106
	(2)	Dodge & Cox International Stock Fund	DODPX	256206103
	(3)	Dodge & Cox Balanced Fund	DODBX	256201104
	(4)	Dodge & Cox Income Fund	DODlX	256210105

SCHEDULE B

1. Pricing Information. Dodge & Cox, or its designee, will furnish Service Provider,
(via facsimile or electronic transmission), on each business day that the New York Stock
Exchange is open for business ("Business Day"), with (a) per share net asset value information as of the close of trading (currently 4:00 p.m. Eastern Time) on the New York Stock Exchange, or
as of such earlier times at which the Funds' net asset values are calculated as specified in the
Funds' then current prospectuses ("Close of Trading"), and (b) per share dividend and capital gains information respecting the Funds as it becomes available. Dodge & Cox shall use its best efforts to provide such information to Service Provider by 6:30 p.m. Eastern Time, but will provide such information by 7:00 p.m. Eastern Time on the same Business Day, absent extraordinary circumstances. In the event that prices will be transmitted after 7 p.m. Eastern
Time, Dodge & Cox will use it best efforts to notify Service Provider of the delay. In the event that prices are not received by Service Provider, Service Provider will contact the Funds' toll-free
Shareholder Services number, access the Funds' Web site (www.dodgeandcox.com) or call
Dodge & Cox directly to obtain prices.

To the extent required by applicable federal law, Dodge & Cox shall be liable to Service Provider for reasonable and customary systems and out-of-pocket costs incurred by Service Provider in making a Plan's or a participant's account whole, if such costs or expenses are a result of the Fund's failure to provide timely or correct net asset values, dividend and capital gains information, taking into consideration any offsets or credits that are due the Funds for overpayments to participants.

Rev. 11/2001

2. Orders and Settlement.

(a) Upon the receipt of instructions from Participants or Plan Representatives,
Service Provider will calculate order allocations among designated investment media and transmit (via facsimile or electronic transmission) to Transfer Agent orders to purchase or redeem Shares for specified Accounts on the basis of those instructions, as set forth below.
Service Provider agrees that orders for net purchases or net redemptions of Shares derived from instructions received in proper form by Service Provider from Participants or Plan
Representatives prior to the Close of Trading on any given Business Day ("trade date") will be processed that same evening and transmitted to Transfer Agent by 8:00 a.m. Eastern Time on the
next Business Day ("trade date plus one"). If Service Provider is transmitting orders via facsimile and Transfer Agent's telefax lines are busy, Service Provider will place its order by contacting
Transfer Agent at the designated telephone number, currently (617) 483-6672 or (617) 483-4346, or such other telephone numbers as shall be provided to Service Provider in writing. If Service
Provider is transmitting orders via electronic transmission and is not able to transmit electronically on a given day, Service Provider will place its order by contacting the Transfer
Agent at the designated telephone number, currently (617) 483-6672 or (617) 483-4346, or such other telephone numbers as shall be provided to Service Provider in writing. Service Provider agrees that payment for net purchases of Shares attributable to all orders executed for the
Accounts on a given Business Day (trade date) will be initiated by wire by Service Provider or its designee on the same Business Day such purchase orders are transmitted to Transfer Agent
(trade date plus one) no later than 4:00 p.m. Eastern Time to a custodial account designated by
Transfer Agent.

(b) Transfer Agent agrees that payment for net redemptions of Shares attributable to all orders executed for the Accounts on a given Business Day (trade date) will be initiated by wire by Transfer Agent on the same business day such redemption orders are transmitted to Transfer Agent (trade date plus one) no later than 4:00 p.m. Eastern Time to a custodial account designated by Service Provider; provided, however, that a Fund may, if necessary, delay redemption of its Shares to the extent permitted by the Company Act.

(c) Subject to Service Provider's compliance with the foregoing, Service
Provider shall be an agent for each Fund for the sole and limited purpose of receiving Share purchase and redemption instructions, and the Business Day on which such Share instructions are received in proper form by Service Provider from Participants or Plan Representatives by the
Close of Trading shall be the date as of which Shares will be purchased and redeemed as a result of such instructions at the net asset value per Share next determined after such receipt by Service
Provider. Dodge & Cox represents that each Fund has consented to such limited appointment.

(d) Instructions received in proper form by Service Provider from Participants or Plan Representatives after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day, and shall be effected at the net asset value per
Share next determined after such receipt. Dodge & Cox agrees that payment for net distributions, if a Fund is a fixed-income fund, will include (when applicable) income accrued during the current accrual period of such Fund. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Funds' then current prospectuses.

Rev. 11/2001

(e) If full payment for any order is not received by Transfer Agent in a timely manner as required in Section 2(a) above, then Dodge & Cox or the Funds reserve the right to cancel such order or, at its option, to cause the Shares covered by the order to be redeemed by the applicable Fund at the then prevailing net asset value per Share. Service Provider agrees to be responsible for any claim resulting from such failure to make timely payment as aforesaid, and the Account affected shall not be entitled to any gains generated thereby.

3. Account Information. Transfer Agent agrees to provide to Service Provider daily confirmations of Account activity and statements detailing activity in each Account consistent with each Fund's prospectus requirements. Service Provider shall notify Transfer Agent of any material differences within twenty (20) Business Days of receipt of the confirmation or statement of Account activity.

4. NSCC. The parties may agree to provide pricing information, execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation's
Fund/SERV system, in which case such activities will be governed by the provisions set for in a separate Fund/SERV agreement to be executed by the parties.

Rev. 11/2001

SCHEDULE C

ADMINISTRATIVE FEES

____% per annum on each of the Dodge & Cox Stock Fund, Dodge & Cox International
Stock Fund and the Dodge & Cox Balanced Fund, and ___% per annum on the Dodge &
Cox Income Fund, calculated by taking one quarter of the per annum rate multiplied by the average of the three month end net asset values held by Plans during each quarter.

The Administrative Fees payable each quarter with respect to a Fund shall be an amount equal to the average of the three month end net asset values invested in the Fund, multiplied by the applicable per annum rate described above, divided by __.

Example:

Quarter ending June 30 (Dodge & Cox Balanced Fund)

Account value as of April 30:	$_________
Account value as of May 31:	$_________
Account value as of June 30:	$_________
$_________

$__________/__ = $________

$_______ x [____] /__ = $________. (Quarterly payment)

C-1

Rev. 11/2001